As filed with the Securities and Exchange Commission on August 3, 2016
Registration No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Columbus McKinnon Corporation
(Exact Name of Registrant as Specified in Its Charter)

New York	16-0547600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

205 Crosspoint Parkway
Getzville, New York 14068
(Address of Principal Executive Offices)

Columbus McKinnon Corporation 2016 Long Term Incentive Plan
(Full title of the plan)

Alan S. Korman
Vice President, General Counsel and Corporate Secretary
Columbus McKinnon Corporation
205 Crosspoint Parkway
Getzville, New York 14068
(Name and address of agent for service)
(716) 689-5500
(Telephone number, including area code, of agent for service)

Copies to: Robert J. Olivieri, Esq.
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
(716) 856-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated Filer	☒
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 Par Value(3)	2,000,000	$16.57	33,140,000.00	$3,337.20
(1)
This Registration Statement registers 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Columbus McKinnon Corporation (the “Company”) for issuance pursuant to the Columbus McKinnon Corporation 2016 Long Term Incentive Plan (the “Plan”).

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares of Common Stock to account for any change in corporate capitalization, such as a merger, consolidation, stock dividend, stock split, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock or any other change affecting the shares of Common Stock and the share price.

(2)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common stock on August 1, 2016, which date is within five business days prior to the initial filing of this registration statement, as reported on the NASDAQ Global Market.

(3)
Includes preferred share purchase rights. Until the occurrence of certain prescribed events, none of which has occurred, the preferred share purchase rights are not exercisable, are evidenced by certificates representing shares of the Common Stock, and will be transferred only with shares of the Common Stock. The value, if any, attributable to the preferred share purchase rights is included in the market value of the Common Stock.

INTRODUCTION
This Registration Statement on Form S-8 is filed by Columbus McKinnon Corporation (referred to herein as “our,” “we,” “us,” “the Company” and “the Registrant”) relating to 2,000,000 shares of our common stock, par value $0.01 per share (“Common Stock”), issuable under the 2016 Columbus McKinnon Corporation Long Term Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company are incorporated by reference in this Registration Statement as of their respective dates:

a)	our Current Report on Form 8-K filed with the SEC on September 2, 2015, as amended by our Amended Current Report on Form 8-K/A filed with the SEC on November 9, 2015;

b)	Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 1, 2016.

c)	Definitive Proxy Statement on Schedule 14A filed with the SEC on June 10, 2016.

d)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 filed with the SEC on July 28, 2016.

e)	Current Reports on Form 8-K dated July 28, 2016 filed with the SEC on July 28, 2016.

f)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on January 24, 1996, as amended by Amendment No. 1 on Form 8-A/A filed with the SEC on February 22, 1996.

In addition, all documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Unless expressly indicated, a Current Report furnished to the SEC on Form 8-K pursuant to Item 2.02 or Item 9.01 shall not be incorporated by reference into this Registration Statement.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.

Not applicable.
Item 6. Indemnification of Directors and Officers.

Sections 721 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.
Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation.
The Registrant’s Restated Certificate of Incorporation includes the provisions permitted by Section 402(b).
The Registrant’s Restated Certificate of Incorporation provides that the Registrant shall indemnify, to the fullest extent permitted by the BCL, each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any civil or criminal action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant is also obligated to pay the cost of the expenses incurred by the Registrant’s officers and directors (including attorney’s fees) in defending themselves in such proceedings in advance of final disposition if the officer or director agrees to repay the amount advanced in the event it is ultimately determined that the officer or director was not entitled to be indemnified by the Registrant as authorized by its certificate of incorporation. The Registrant is not obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Registrant’s Board of Directors. The Registrant has entered into indemnification agreements with each of its current directors to effectuate the indemnification provisions of its certificate of incorporation.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities on the Registrant’s behalf.
Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits.

Number	Description

4.1	Columbus McKinnon Corporation 2016 Long Term Incentive Plan.(1)

5.1*	Opinion of Hodgson Russ LLP

23.1*	Consent of Hodgson Russ (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature pages hereto)

*     Filed herewith.

(1)	Incorporated by reference to pages 54 through 80 of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June on June 10, 2016.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.
(c)Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Amherst, State of New York, on this third day of August, 2016.

COLUMBUS McKINNON CORPORATION

By: /s/ Gregory P. Rustowicz
Gregory P. Rustowicz
Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy T. Tevens and Gregory P. Rustowicz, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Columbus McKinnon Corporation and on the dates indicated.

Signature	Title	Date
/s/ Timothy T. Tevens
Timothy T. Tevens	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2016
/s/ Gregory P. Rustowicz
Gregory P. Rustowicz	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2016
/s/ Ernest R. Verebelyi
Ernest R. Verebelyi	Chairman of the Board of Directors	August 3, 2016

/s/ Richard H. Fleming
Richard H. Fleming	Director	August 3, 2016

/s/ Linda A. Goodspeed		August 3, 2016
Linda A. Goodspeed	Director

/s/ Liam G. McCarthy		August 3, 2016
Liam G. McCarthy	Director

/s/ Heath A. Mitts		August 3, 2016
Heath A. Mitts	Director

/s/ Nicholas T. Pinchuk		August 3, 2016
Nicholas T. Pinchuk	Director

/s/ Stephen Rabinowitz		August 3, 2016
Stephen Rabinowitz	Director

/s/ R. Scott Trumbull		August 3, 2016
R. Scott Trumbull	Director

INDEX OF EXHIBITS

Number	Description

4.1	Columbus McKinnon Corporation 2016 Long Term Incentive Plan.(1)

5.1*	Opinion of Hodgson Russ LLP

23.1*	Consent of Hodgson Russ (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature pages hereto)

*     Filed herewith.

(1)	Incorporated by reference to pages 54 through 80 of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June on June 10, 2016.